Board of Directors
American Lorain Corporation

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of American Lorain Corporation on Form S-l/A of our reports as follows:

Reporting Period	Report Dated
Nine-month period ended September 31, 2007 and December 31, 2006	October 21, 2007
December 31, 2006, 2005, and 2004	March 1, 2007
December 31, 2007, 2006, and 2005	February 26, 2008

with respect to the Consolidated Balance Sheets of American Lorain Corporation and the related Consolidated Statements of Income, Cash Flows, and Stockholders' Equity for the nine-month periods in 2007 and 2006 and each of the four above periods ended December 31.

South San Francisco, California	Samuel R Wong & Co., LLP
May 15, 2008	Certified Public Accountants